EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

First Sentinel Bancorp, Inc.

We consent to the incorporation by reference in the pre-effective amendment No. 1 to the Form S-4 to the registration statement No. 333-113933 on Form S-4 of Provident Financial Services, Inc. of our report dated February 6, 2004, with respect to the consolidated statements of financial condition of First Sentinel Bancorp, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003. Our report appears in the Annual Report on Form 10-K of First Sentinel Bancorp, Inc. for the year ended December 31, 2003. We also consent to the reference to our firm under the heading “Experts” in the joint proxy statement-prospectus.

/S/    KPMG LLP

Short Hills, New Jersey

April 28, 2004